As filed with the Securities and Exchange Commission on November 19, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1 TO

FORM S–8 REGISTRATION STATEMENTS

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE DIRECTV GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1106564
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2230 East Imperial Highway

El Segundo, California 90245

(310) 964-5000

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

THE DIRECTV GROUP, INC. AMENDED AND RESTATED 2004 STOCK PLAN

(f/k/a The DIRECTV Group, Inc. 2004 Stock Plan)

DIRECTV THRIFT AND SAVINGS PLAN AND THE DIRECTV SAVINGS PLUS PLAN

(f/k/a The Hughes Non-Bargaining Employees Thrift and Savings Plan and The Hughes Savings Plus Plan)

THE DIRECTV GROUP, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(f/k/a Amended and Restated Hughes Electronics Corporation Compensation Plan for Non-Employee Directors)

AMENDED AND RESTATED HUGHES ELECTRONICS CORPORATION INCENTIVE PLAN

(Full Title of the Plans)

Larry D. Hunter

Executive Vice President

The DIRECTV Group, Inc.

2230 East Imperial Highway

El Segundo, California 90245

(310) 964-5000

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copies to:

Michael E. Lubowitz, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of the Registrant (as defined herein) previously filed with the Securities and Exchange Commission (the “Commission”) by The DIRECTV Group, Inc. (the “Registrant”):

•                  Registration Statement on Form S-8 (File No. 333-116114), filed on June 3, 2004, pertaining to the registration of 23,000,000 shares of the Registrant’s common stock issuable under The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan (f/k/a The DIRECTV Group, Inc. 2004 Stock Plan).

•                  Registration Statement on Form S-8 (File No. 333-111469), filed on December 23, 2003, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable under the DIRECTV Thrift and Savings Plan and the DIRECTV Savings Plus Plan (f/k/a The Hughes Non-Bargaining Employees Thrift and Savings Plan and The Hughes Savings Plus Plan).

•                  Registration Statement on Form S-8 (File No. 333-111467), filed on December 23, 2003, pertaining to the registration of 45,550 shares of the Registrant’s common stock issuable under The DIRECTV Group, Inc. Amended and Restated Deferred Compensation Plan for Non-Employee Directors (f/k/a the Amended and Restated Hughes Electronics Corporation Compensation Plan for Non-Employee Directors).

•                  Registration Statement on Form S-8 (File No. 333-111466), filed on December 23, 2003, pertaining to the registration of 96,396,415 shares of the Registrant’s common stock issuable under the Amended and Restated Hughes Electronics Corporation Incentive Plan.

The Registration Statements identified above are collectively referred to as the “Registration Statements” and the plans identified above are collectively referred to as the “Plans”.

As a result of the consummation on November 19, 2009 of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2009 and as amended as of July 29, 2009 and October 2, 2009 (the “Merger Agreement”), by and among the Registrant, Liberty Media Corporation, a Delaware corporation, Liberty Entertainment, Inc., a Delaware corporation (“LEI”), DIRECTV, a Delaware corporation (“DIRECTV”), DTVG One, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“DTVG One”) and DTVG Two, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“DTVG Two”), the Registrant merged with and into DTVG One, with the Registrant continuing as the surviving corporation (the “DIRECTV merger”) and LEI merged with and into DTVG Two, with LEI continuing as the surviving corporation (the “LEI merger”, together with the DIRECTV merger, the “Mergers”).  The DIRECTV merger became effective at 5:15 p.m. (EST) on November 19, 2009 (the “DIRECTV Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.  The LEI merger became effective at 5:16 p.m. (EST) on November 19, 2009 (the “LEI Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.  As a result of the effectiveness of the Mergers, the Registrant and LEI became wholly-owned subsidiaries of DIRECTV.

Pursuant to the Merger Agreement, at the DIRECTV Effective Time, the holders of outstanding shares of the Registrant’s common stock (other than direct or indirect subsidiaries of LEI) received one share of DIRECTV Class A common stock for each share of the Registrant’s common stock held and, at the LEI Effective Time, the holders of outstanding shares of LEI Series A common stock and LEI Series B common stock (other than LEI or DIRECTV) received 1.11130 shares of DIRECTV Class A common stock for each share of LEI Series A or Series B common stock held.  DIRECTV has determined that continued registration of the Registrant’s common stock is not in the best interest of the Registrant and that as a result of the Mergers, common stock of the Registrant will not be issuable under the Plans.

As a result of the Mergers, the Registrant has terminated all offerings of its securities under the Registration Statements.  Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertaking of the Registrant contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K under the Act, the Registrant hereby removes from registration all of the shares of common stock reserved for issuance under the Plans covered by the Registration Statements which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 19th day of November, 2009.

THE DIRECTV GROUP, INC.

By:	/s/ Larry D. Hunter
Name:	Larry D. Hunter
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons on November 19, 2009 in the capacities indicated.

Signature	Title

Chief Executive Officer
/s/ Larry D. Hunter	(Principal Executive Officer)
Larry D. Hunter

Chief Financial Officer and Director
/s/ Patrick T. Doyle	(Principal Financial Officer)
Patrick T. Doyle

Chief Accounting Officer
/s/ John F. Murphy	(Principal Accounting Officer)
John F. Murphy

/s/ Neil R. Austrian	Director
Neil R. Austrian

/s/ Ralph F. Boyd, Jr.	Director
Ralph F. Boyd, Jr.

/s/ Chase Carey	Director
Chase Carey

/s/ Paul A. Gould	Director
Paul A. Gould

/s/ Charles R. Lee	Director
Charles R. Lee

/s/ Peter A. Lund	Director
Peter A. Lund

/s/ Gregory B. Maffei	Director
Gregory B. Maffei

/s/ John C. Malone	Director
John C. Malone

/s/ Nancy S. Newcomb	Director
Nancy S. Newcomb

/s/ Haim Saban	Director
Haim Saban

/s/ Michael D. White	Director
Michael D. White